Sub-Item 77I

DREYFUS INVESTMENT FUNDS

(the "Registrant")

Dreyfus Diversified Emerging Markets Fund

Dreyfus/Newton International Equity Fund

Dreyfus/Standish Global Fixed Income Fund

Dreyfus/The Boston Company Small/Mid Cap Growth Fund

Dreyfus/The Boston Company Small Cap Value Fund

(the "Funds")

At the meeting held on February 22-23, 2017, the Board of Trustees of the Registrant approved the creation of Class T shares, a description of which appears in the documents, or section of the documents, incorporated by reference below:

1.      The disclosure in the Funds' Class T Prospectuses under the headings "Fees and Expenses," "Performance" and "Purchase and Sale of Fund Shares" in the "Fund Summary" section and "Buying and Selling Shares," "Services for Fund Investors" and "Financial Highlights" in the "Shareholder Guide" section and the disclosure in the Funds' Statement of Information, on the cover page and under the headings "Share Ownership," "Shareholder Services," "Additional information About How to Buy Shares" and "Additional Information About Shareholder Services" is incorporated by reference to Post-Effective Amendment No. 189 to the Registrant's Registration Statement on Form N-1A, filed on March 28, 2017, effective as of March 31, 2017 ("Amendment No. 189").

2.      The disclosure in the Supplement to the Funds' Class T Prospectuses dated March 31, 2017 filed on March 31, 2017 pursuant to Rule 497(e) under the Securities Act of 1933, as amended.

3.      The Registrant's Certificate of Amendment, incorporated by reference to Exhibit (a)(8) of Amendment No. 189.

4.      The Registrant's Rule 18f-3 Plan, incorporated by reference to Exhibit (n)(1) of Amendment No. 189.